kpmg

          KPMG LLP
          CHARTERED  ACCOUNTANTS                     Telephone   (416)228-7000
          Yonge Corporation Centre                   Telefax     (416)228-7123
          4100 Yonge Street, Suite 200               www.kpmg.ca
          North York, ON M2P 2H3



                        Independent Accountants' Consent

The Board of Directors
Diversinet Corp.:

We consent to the use of our report dated November 22, 2002, with respect to the consolidated balance sheets of Diversinet Corp. as of October 31, 2002 and 2001, and the related consolidated statements of earnings and deficit and cash flows for each of the years in the three-year period ended October 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated November 22, 2002 included additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt on the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/  KPMG LLP


Toronto, Canada
July 22, 2003


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